Exhibit 5.1

September 21, 2017

Westpac Banking Corporation

Westpac Place
275 Kent Street
Sydney, New South Wales 2000
Australia

Westpac Banking Corporation, New Zealand Branch

US$1,250,000,000 5.000% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form F-3 (File No. 333-220373) (the “Registration Statement”), and the Prospectus Supplement, dated September 12, 2017 (the “Prospectus Supplement”), to the Prospectus, dated September 7, 2017, of Westpac Banking Corporation (the “Bank”), a company incorporated in the Commonwealth of Australia under the Corporations Act 2001 of Australia and registered in New South Wales, filed with the Securities and Exchange Commission (the “Commission”) relating to the issuance and sale by the Bank, acting through its New Zealand Branch (the “Branch”), of US$1,250,000,000 aggregate principal amount of its 5.000% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities (the “Securities”) issued pursuant to the Indenture, dated as of September 7, 2017 (the “Base Indenture”), between the Bank and The Bank of New York Mellon as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of September 21, 2017, between the Bank, acting through the Branch, and the Trustee, providing for the Securities (the “First Supplemental Indenture”; the Base Indenture, as supplemented by the First Supplemental Indenture, is referred to herein as the “Indenture”).

In rendering the opinion expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Bank and such other instruments and certificates of public officials and officers and representatives of the Bank as we have deemed necessary or appropriate for the purposes of such opinion, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials and officers and representatives of the Bank delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinion.  In rendering the opinion expressed below, we have assumed with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the power and authority of the Trustee to enter into and perform its obligations under the Indenture, (vi) the due authorization, execution and delivery of the Indenture by the Trustee, (vii) the enforceability of the Indenture against the Trustee and (viii) the due authentication of the Securities on behalf of the Trustee in the manner provided in the Indenture.

Based upon and subject to the foregoing and the qualifications hereinafter set forth, we are of the opinion that the Securities constitute valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms, except for Articles IV (excluding Sections 4.6 and 4.7), V and VI of the Base Indenture, which are governed by the laws of the State of New South Wales, Commonwealth of Australia.

Our opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, as currently in effect.

We have relied upon the opinion, dated today and addressed to you, of King & Wood Mallesons, the Bank’s Australian counsel, as to certain matters of Australian law, and all of the assumptions and qualifications set forth in such opinion are incorporated herein.

We hereby consent to the filing of this opinion as an exhibit to the Bank’s Form 6-K filed on September 21, 2017, incorporated by reference in the Registration Statement, and to the reference to our firm under the heading “Validity of Securities” in the Prospectus Supplement forming a part thereof.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

Very truly yours,

/s/ Debevoise & Plimpton LLP